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                                                                     EXHIBIT 5.2

                      Undertaking re: Submission of Plan

     The Company hereby undertakes that it will submit or has submitted the Heller Financial, Inc. Savings and Profit Sharing Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.